Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports fourth quarter 2019 results including a 27% increase in orders, 80 bps increase in home closing gross margin and 39% increase in diluted EPS

SCOTTSDALE, Ariz., January 29, 2020 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter and full year results for the periods ended December 31, 2019.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	% Chg	2019	2018	% Chg
Homes closed (units)	2,830	2,505	13%	9,267	8,531	9%
Home closing revenue	$1,103,741	$996,063	11%	$3,604,629	$3,474,712	4%
Average sales price - closings	$390	$398	(2)%	$389	$407	(4)%
Home orders (units)	2,093	1,653	27%	9,616	8,089	19%
Home order value	$804,133	$644,210	25%	$3,683,502	$3,240,091	14%
Average sales price - orders	$384	$390	(1)%	$383	$401	(4)%
Ending backlog (units)				2,782	2,433	14%
Ending backlog value				$1,098,158	$1,015,918	8%
Average sales price - backlog				$395	$418	(5)%
Earnings before income taxes	$110,535	$91,776	20%	$302,945	$283,254	7%
Net earnings	$103,614	$75,485	37%	$249,663	$227,332	10%
Diluted EPS	$2.65	$1.91	39%	$6.42	$5.58	15%

MANAGEMENT COMMENTS
“We delivered another quarter of strong results in the fourth quarter, capping off a solid performance for the full year 2019. The housing market remained strong through a traditionally quiet quarter, and with our strategic shift to entry-level fully implemented, Meritage was well positioned to capitalize on healthy demand, growing our sales volume, improving profitability and strengthening our balance sheet, while also positioning the company for long-term growth," said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Our fourth quarter results continued the momentum we had achieved over the prior three quarters, producing the strongest quarterly year-over-year growth in orders all year; the highest home closing gross margin, which was very close to our underwriting target; the most efficient overhead leverage; and nearly a 40% increase in diluted earnings per share.
“Our total orders for new homes increased 27% in the fourth quarter year-over-year, driven by a 37% increase in absorptions and benefiting from our strategic focus on delivering more affordable homes. Home closing revenue was up 11% and our home closing gross margin improved 80 bps due to the efficiencies we’re realizing from streamlining and simplifying our operations,” he continued. “Total SG&A expenses as a percentage of home closing revenue were 50 bps lower year-over-year and our net earnings increased 37% with the benefit of energy tax credits recognized retroactively for two years after their renewal and extension in December of 2019. We used positive cash flow from operations to retire $300 million of debt, reducing our net debt to capital ratio to 26.2%, while also securing more than 6,800 additional lots in the fourth quarter for future growth and ending the year with $319 million in cash.
“Our LiVE.NOW.® homes for value-conscious buyers and our innovative approach to interior personalization with our Studio M® Design Collections for first move-up buyers are delivering what home buyers want, while also providing efficiencies for Meritage that translate to improved profitability,” Mr. Hilton explained. “Absorptions in our LiVE.NOW. communities are significantly out-pacing traditional move-up communities, with equal or better margins.”
He concluded, “Based on our expectation that economic drivers remain positive for housing demand, and our ability to deliver homes that provide great value at lower price points for the broadest sectors of homebuyers, we feel we are well positioned to drive future growth and success. We secured more than 18,000 new lots in 2019, compared to approximately 10,000 in 2018, greatly expanding our pipeline for community count growth and positioning us to deliver strong volume growth as those communities are opened and begin selling over the next 4-6 quarters. We believe we can grow earnings faster than our top-line growth in 2020, leveraging the operating improvements we’ve made over the past few years while continuing to expand and refine them. For the full year 2020, we are projecting 9,700-10,200 total home closings and ASP’s between $360-370,000, with home closing gross margin in the mid-19’s percent and a tax rate of approximately 22%.”

FOURTH QUARTER RESULTS
•Total orders for the fourth quarter of 2019 increased 27% year-over-year, driven by a 37% year-over-year increase in absorptions, largely due to strong demand for Meritage’s entry-level priced LiVE.NOW. homes. Higher absorptions offset an 8% year-over-year decline in average community count for the fourth quarter, resulting from early close-outs of communities in 2019. Absorptions were up 38% in the West region, 46% in the Central and 29% in the East region, demonstrating broad strength across Meritage’s markets. As a result of the Company's strategic product shift to lower-priced homes, fourth quarter average sales price (ASP) on orders and ending backlog were down 1% and 5%, respectively, compared to 2018.
•The 11% increase in home closing revenue for the quarter reflected a 13% increase in home closing volume, partially offset by a 2% reduction in ASP due to the Company’s strategic shift toward more affordable homes. Both West and East regions’ home closing revenues were up 19% year-over-year, while Central region home closing revenue was 8% lower in 2019 than 2018, primarily due to fewer active communities open in the fourth quarter of 2019.
•Home closing gross margin improved 80 bps to 19.8% from 19.0% a year ago, contributing to a 16% increase in total home closing gross profit over the prior year's fourth quarter. Fourth quarter 2019 gross margin was reduced by $3.1 million of inventory write-downs. Excluding real estate write-downs in both years ($0.9 million in 2018), home closing gross margins were 20.1% for the fourth quarter of 2019 and 19.1% for the fourth quarter of 2018.
•Earnings from financial services unconsolidated were $3.7 million lower in the fourth quarter of 2019 compared to 2018 due to a change in the structure of customer incentives offered by the Company's mortgage joint venture. The benefits from those incentives are now captured as part of home closing revenue rather than financial services earnings.
•Selling, general and administrative expenses (SG&A) totaled 10.1% of fourth quarter 2019 home closing revenue, a 50 bps reduction compared to 10.6% in the fourth quarter of 2018.
•Fourth quarter 2019 also included a $5.6 million loss on early extinguishment of debt related to the early redemption of $300 million notes due 2020.
•Fourth quarter 2019 pre-tax earnings margin increased 60 bps to 9.7% compared to 9.1% in 2018, reflecting increases in home closing gross margins and improved overhead leverage.
•Income taxes were reduced by approximately $20 million from energy tax credits on qualified homes closed in 2018 and 2019 pursuant to the retroactive renewal and extension of such tax credits through 2020, which was approved by Congress in December 2019.
•Net earnings increased 37% to $103.6 million ($2.65 per diluted share) for the fourth quarter of 2019, compared to $75.5 million ($1.91 per diluted share) for the fourth quarter of 2018, also benefiting from the retroactive energy tax credits recorded in 2019.

FULL YEAR RESULTS
•Total orders for the full year 2019 increased 19% year-over-year, as absorptions increased to 37.3 for the year (approximately 3.1 per month) in 2019, over 31.4 (approximately 2.6 per month) for 2018. The 19% increase in absorptions was primarily driven by the shift toward more entry-level communities, which sell at a higher pace. At year-end 2019, entry-level communities made up 47% of total communities, compared to 33% at the end of 2018.
•Home closings for the full year were up 9% over 2018, while ASP on closings was 4% lower than the previous year due to the shift toward more affordable homes, resulting in a net 4% increase in total home closing revenue for the year.
•Home closing gross margin increased to 18.9% for the full year 2019 compared to 18.2% in 2018, which drove an 8% increase in total home closing gross profit for the full year of 2019. Excluding real estate write-downs in both years ($3.2 million in 2019 and $2.2 million in 2018), home closing gross margin was 19.0% in 2019 and 18.3% in 2018.
•SG&A expenses as a percentage of home closing revenue for the full year were flat at 10.9% in both 2019 and 2018, as leverage and operating efficiencies in 2019 were partially offset by costs associated with the start-up and operation of our Studio M design studios, in addition to severance expenses and accelerated equity compensation expense taken in the first quarter of 2019 as a result of changes in tax rules.
•Interest expense increased $7.6 million year-over-year, primarily due to less interest capitalizable to assets under development in 2019, reflecting shortened construction cycle times and faster inventory turnover.
•Other income (net) decreased by $1.6 million in 2019 primarily due to 2018 including a $4.8 million favorable legal settlement related to a previous joint venture in Nevada.
•Net earnings of $249.7 million ($6.42 per diluted share) increased 10% (15% for diluted EPS) for the full year of 2019, compared to $227.3 million ($5.58 per diluted share) in 2018. Increases in home closing revenue and gross margin year-to-date in 2019 were partially offset by higher interest expense and the $5.6 million charge for early extinguishment of debt in the fourth quarter of 2019, resulting in a net 7% increase in earnings before income taxes. The effective tax rate for the full year 2019 was 18%, compared to 20% in 2018, reflecting the benefit of the retroactive energy tax credits renewed in 2019. Full year diluted EPS also increased due to a 5% reduction in weighted average shares outstanding, as compared to 2018, resulting from share repurchases in late 2018 and early 2019.

BALANCE SHEET
•Cash and cash equivalents at December 31, 2019 totaled $319.5 million, compared to $311.5 million at December 31, 2018.
•Positive cash flow from operations was used for the early redemption in December 2019 of $300 million of 7.15% senior notes due in 2020.

•Total real estate assets was relatively flat at approximately $2.7 billion at December 31, 2019, as homes under construction increased to provide additional entry-level spec inventory for sale and quick move-in, consistent with the Company’s strategy, and were offset by declines in land inventory, which is expected to be replenished with additional newly-contracted lots.
•Meritage ended the fourth quarter of 2019 with approximately 41,400 total lots owned or under control, compared to approximately 34,600 total lots at December 31, 2018, with over 6,800 lots added for approximately 46 new communities in the fourth quarter of 2019 alone. Approximately 85% of the lots added during 2019 were in LiVE.NOW. communities for entry-level homes.
•Debt-to-capital ratios decreased to 34.0% at December 31, 2019 from 43.2% at December 31, 2018, and net debt-to-capital ratio declined to 26.2% at year-end 2019 from 36.7% at year-end 2018.

CONFERENCE CALL
Management will host a conference call to discuss the results at 7:30 a.m. Arizona Time (9:30 a.m. Eastern Time) on Thursday, January 30. The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants can avoid delays by preregistering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10137933.
Telephone participants who are unable to preregister may dial into 1-866-226-4948 US toll free on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 toll free for Canada.
A replay of the call will be available beginning at approximately 12:00 p.m. ET on January 30 and extending through February 13, 2020, on the website noted above or by dialing 1-877-344-7529 US toll free, 1-412-317-0088 for international or 1-855-669-9658 toll free for Canada, and referencing conference number 10137933.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2019	2018	Change $	Change %
Homebuilding:
Home closing revenue	$1,103,741	$996,063	$107,678	11%
Land closing revenue	33,107	12,716	20,391	160%
Total closing revenue	1,136,848	1,008,779	128,069	13%
Cost of home closings	(884,778)	(806,550)	(78,228)	10%
Cost of land closings	(32,750)	(13,541)	(19,209)	142%
Total cost of closings	(917,528)	(820,091)	(97,437)	12%
Home closing gross profit	218,963	189,513	29,450	16%
Land closing gross profit/(loss)	357	(825)	1,182	143%
Total closing gross profit	219,320	188,688	30,632	16%
Financial Services:
Revenue	4,756	4,412	344	8%
Expense	(1,832)	(1,618)	(214)	13%
Earnings from financial services unconsolidated entities and other, net	1,340	5,058	(3,718)	(74)%
Financial services profit	4,264	7,852	(3,588)	(46)%
Commissions and other sales costs	(70,598)	(68,040)	(2,558)	4%
General and administrative expenses	(40,557)	(37,474)	(3,083)	8%
Interest expense	(20)	(552)	532	(96)%
Other income, net	3,761	1,302	2,459	189%
Loss on early extinguishment of debt	(5,635)	—	(5,635)	n/a
Earnings before income taxes	110,535	91,776	18,759	20%
Provision for income taxes	(6,921)	(16,291)	9,370	(58)%
Net earnings	$103,614	$75,485	$28,129	37%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$2.71	$1.93	$0.78	40%
Weighted average shares outstanding	38,252	39,026	(774)	(2)%
Diluted
Earnings per common share	$2.65	$1.91	$0.74	39%
Weighted average shares outstanding	39,137	39,575	(438)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Twelve Months Ended December 31,
	2019	2018	Change $	Change %
Homebuilding:
Home closing revenue	$3,604,629	$3,474,712	$129,917	4%
Land closing revenue	45,854	38,707	7,147	18%
Total closing revenue	3,650,483	3,513,419	137,064	4%
Cost of home closings	(2,923,969)	(2,842,762)	(81,207)	3%
Cost of land closings	(46,899)	(41,504)	(5,395)	13%
Total cost of closings	(2,970,868)	(2,884,266)	(86,602)	3%
Home closing gross profit	680,660	631,950	48,710	8%
Land closing loss	(1,045)	(2,797)	1,752	63%
Total closing gross profit	679,615	629,153	50,462	8%
Financial Services:
Revenue	16,461	15,162	1,299	9%
Expense	(6,781)	(6,454)	(327)	5%
Earnings from financial services unconsolidated entities and other, net	10,899	15,336	(4,437)	(29)%
Financial services profit	20,579	24,044	(3,465)	(14)%
Commissions and other sales costs	(246,728)	(241,897)	(4,831)	2%
General and administrative expenses	(146,093)	(138,478)	(7,615)	5%
Interest expense	(8,370)	(785)	(7,585)	n/m
Other income, net	9,577	11,217	(1,640)	(15)%
Loss on early extinguishment of debt	(5,635)	—	(5,635)	n/a
Earnings before income taxes	302,945	283,254	19,691	7%
Provision for income taxes	(53,282)	(55,922)	2,640	(5)%
Net earnings	$249,663	$227,332	$22,331	10%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$6.55	$5.67	$0.88	16%
Weighted average shares outstanding	38,100	40,107	(2,007)	(5)%
Diluted
Earnings per common share	$6.42	$5.58	$0.84	15%
Weighted average shares outstanding	38,891	40,728	(1,837)	(5)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31, 2019	December 31, 2018
Assets:
Cash and cash equivalents	$319,466	$311,466
Other receivables	88,492	77,285
Real estate (1)	2,744,361	2,742,621
Deposits on real estate under option or contract	50,901	51,410
Investments in unconsolidated entities	4,443	17,480
Property and equipment, net	50,606	54,596
Deferred tax asset	25,917	26,465
Prepaids, other assets and goodwill	114,063	84,156
Total assets	$3,398,249	$3,365,479
Liabilities:
Accounts payable	$155,024	$128,169
Accrued liabilities	226,008	177,862
Home sale deposits	24,246	28,636
Loans payable and other borrowings	22,876	14,773
Senior notes	996,105	1,295,284
Total liabilities	1,424,259	1,644,724
Stockholders' Equity:
Preferred stock	—	—
Common stock	382	381
Additional paid-in capital	505,352	501,781
Retained earnings	1,468,256	1,218,593
Total stockholders’ equity	1,973,990	1,720,755
Total liabilities and stockholders’ equity	$3,398,249	$3,365,479
(1) Real estate – Allocated costs:
Homes under contract under construction	$564,762	$480,143
Unsold homes, completed and under construction	686,948	644,717
Model homes	121,340	146,327
Finished home sites and home sites under development	1,371,311	1,471,434
Total real estate	$2,744,361	$2,742,621

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Depreciation and amortization	$8,370	$7,508	$27,923	$26,966

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$88,195	$88,064	$88,454	$78,564
Interest incurred	19,629	21,490	83,856	85,278
Interest expensed	(20)	(552)	(8,370)	(785)
Interest amortized to cost of home and land closings	(25,790)	(20,548)	(81,926)	(74,603)
Capitalized interest, end of period	$82,014	$88,454	$82,014	$88,454

	December 31, 2019	December 31, 2018
Notes payable and other borrowings	$1,018,981	$1,310,057
Stockholders' equity	1,973,990	1,720,755
Total capital	2,992,971	3,030,812
Debt-to-capital	34.0%	43.2%

Notes payable and other borrowings	$1,018,981	$1,310,057
Less: cash and cash equivalents	(319,466)	(311,466)
Net debt	699,515	998,591
Stockholders’ equity	1,973,990	1,720,755
Total net capital	$2,673,505	$2,719,346
Net debt-to-capital	26.2%	36.7%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Twelve Months Ended December 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$249,663	$227,332
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	27,923	26,966
Stock-based compensation	19,607	17,170
Loss on early extinguishment of debt	5,635	—
Equity in earnings from unconsolidated entities	(11,945)	(16,333)
Deferred tax asset revaluation	—	(2,741)
Distribution of earnings from unconsolidated entities	13,438	16,142
Other	9,273	15,847
Changes in assets and liabilities:
Decrease/(increase) in real estate	3,621	(19,426)
Decrease in deposits on real estate under option or contract	453	12,444
(Increase)/decrease in receivables, prepaids and other assets	(9,112)	3,042
Increase/(decrease) in accounts payable and accrued liabilities	42,654	(12,820)
Decrease in home sale deposits	(4,390)	(5,423)
Net cash provided by operating activities	346,820	262,200
Cash flows from investing activities:
Investments in unconsolidated entities	(1,113)	(808)
Distributions of capital from unconsolidated entities	11,550	597
Purchases of property and equipment	(24,385)	(33,415)
Proceeds from sales of property and equipment	459	99
Maturities/sales of investments and securities	754	1,181
Payments to purchase investments and securities	(754)	(1,181)
Net cash used in investing activities	(13,489)	(33,527)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(3,676)	(15,755)
Repayment of senior notes and senior convertible notes	(305,620)	(175,000)
Proceeds from issuance of senior notes	—	206,000
Payment of debt issuance costs	—	(3,198)
Repurchase of shares	(16,035)	(100,000)
Net cash used in financing activities	(325,331)	(87,953)
Net increase in cash and cash equivalents	8,000	140,720
Beginning cash and cash equivalents	311,466	170,746
Ending cash and cash equivalents	$319,466	$311,466

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	December 31, 2019		December 31, 2018
	Homes	Value	Homes	Value
Homes Closed:
Arizona	581	$187,670	453	$141,622
California	285	181,307	206	144,179
Colorado	204	102,989	212	111,461
West Region	1,070	471,966	871	397,262
Texas	800	273,566	836	298,824
Central Region	800	273,566	836	298,824
Florida	372	147,227	317	126,136
Georgia	147	51,052	152	54,732
North Carolina	265	98,769	166	63,078
South Carolina	70	21,858	98	32,011
Tennessee	106	39,303	65	24,020
East Region	960	358,209	798	299,977
Total	2,830	$1,103,741	2,505	$996,063

Homes Ordered:
Arizona	354	$115,404	300	$98,290
California	231	143,573	109	72,227
Colorado	142	71,276	116	60,398
West Region	727	330,253	525	230,915
Texas	697	232,644	591	209,787
Central Region	697	232,644	591	209,787
Florida	255	97,025	190	79,632
Georgia	106	37,004	94	32,413
North Carolina	207	73,999	149	55,929
South Carolina	49	14,785	66	20,652
Tennessee	52	18,423	38	14,882
East Region	669	241,236	537	203,508
Total	2,093	$804,133	1,653	$644,210

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Twelve Months Ended
	December 31, 2019		December 31, 2018
	Homes	Value	Homes	Value
Homes Closed:
Arizona	1,707	$556,432	1,505	$485,867
California	749	486,153	849	588,975
Colorado	711	367,468	628	342,984
West Region	3,167	1,410,053	2,982	1,417,826
Texas	2,976	1,033,755	2,840	1,006,221
Central Region	2,976	1,033,755	2,840	1,006,221
Florida	1,181	468,591	1,078	455,292
Georgia	527	183,492	468	161,969
North Carolina	823	303,635	654	254,207
South Carolina	272	88,371	309	104,622
Tennessee	321	116,732	200	74,575
East Region	3,124	1,160,821	2,709	1,050,665
Total	9,267	$3,604,629	8,531	$3,474,712

Homes Ordered:
Arizona	1,875	$608,795	1,522	$499,353
California	803	511,767	622	432,134
Colorado	722	361,336	614	331,389
West Region	3,400	1,481,898	2,758	1,262,876
Texas	3,043	1,031,937	2,801	995,473
Central Region	3,043	1,031,937	2,801	995,473
Florida	1,180	466,528	1,004	422,925
Georgia	537	186,735	440	157,706
North Carolina	865	315,572	588	224,552
South Carolina	254	80,325	299	101,426
Tennessee	337	120,507	199	75,133
East Region	3,173	1,169,667	2,530	981,742
Total	9,616	$3,683,502	8,089	$3,240,091

Order Backlog:
Arizona	511	$186,194	343	$133,567
California	145	92,171	91	66,391
Colorado	196	97,508	185	103,470
West Region	852	375,873	619	303,428
Texas	1,048	372,520	981	372,826
Central Region	1,048	372,520	981	372,826
Florida	371	163,385	372	164,728
Georgia	133	49,742	123	46,344
North Carolina	219	79,446	177	67,316
South Carolina	71	24,427	89	32,333
Tennessee	88	32,765	72	28,943
East Region	882	349,765	833	339,664
Total	2,782	$1,098,158	2,433	$1,015,918

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	December 31, 2019		December 31, 2018
	Ending	Average	Ending	Average
Active Communities:
Arizona	31	34.0	40	42.0
California	24	24.0	17	15.5
Colorado	18	19.0	20	20.0
West Region	73	77.0	77	77.5
Texas	77	75.5	95	93.5
Central Region	77	75.5	95	93.5
Florida	33	34.5	31	30.5
Georgia	18	18.0	22	22.0
North Carolina	25	23.5	25	22.5
South Carolina	9	9.5	12	12.0
Tennessee	9	9.0	10	10.0
East Region	94	94.5	100	97.0
Total	244	247.0	272	268.0

	Twelve Months Ended
	December 31, 2019		December 31, 2018
	Ending	Average	Ending	Average
Active Communities:
Arizona	31	35.5	40	39.0
California	24	20.5	17	18.5
Colorado	18	19.0	20	15.5
West Region	73	75.0	77	73.0
Texas	77	86.0	95	93.5
Central Region	77	86.0	95	93.5
Florida	33	32.0	31	29.5
Georgia	18	20.0	22	20.5
North Carolina	25	25.0	25	21.0
South Carolina	9	10.5	12	12.5
Tennessee	9	9.5	10	8.0
East Region	94	97.0	100	91.5
Total	244	258.0	272	258.0

ABOUT MERITAGE HOMES CORPORATION
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2018. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
The Company has designed and built over 125,000 homes in its 35-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR® Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's projected full year 2020 home closings, home closing revenue, home closing gross margin and tax rate, as well as expectations regarding new community openings, the U.S. economy and housing market.
Such statements are based on the current beliefs and expectations of Company management, and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations, except as required by law. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: changes in interest rates and the availability and pricing of residential mortgages; legislation related to tariffs; the availability and cost of finished lots and undeveloped land; shortages in the availability and cost of labor; the success of strategic initiatives; the ability of our potential buyers to sell their existing homes; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; changes in tax laws that adversely impact us or our homebuyers; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; home warranty and construction defect claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance and surety bonds in connection with our development work; the loss of key personnel; failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results;

our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations, the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches; negative publicity that affects our reputation and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2018 and our Form 10-Q for the quarter ended September 30, 2019 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.